Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and the related Prospectus of Crestwood Midstream Partners LP (formerly known as Inergy Midstream, L.P.) for the registration of $500,000,000 of 6% Senior Notes due 2020 and to the incorporation by reference therein of our report dated November 20, 2012, with respect to the consolidated financial statements and schedule of Inergy Midstream, L.P. included in Crestwood Midstream Partners LP’s Annual Report (Form 10-K) for the year ended September 30, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

October 28, 2013